As filed with the Securities and Exchange Commission on April 6, 2009
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Time Warner Inc.
(Exact name of registrant as specified in its charter)

Delaware	13-4099534
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Time Warner Center
New York, NY 10019-8016
(212) 484 8000
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

________
Home Box Office, Inc.
(Exact name of registrant as specified in its charter)

Delaware	05-0545061
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1100 Avenue of the Americas
New York, NY 10036-6712
(212) 512-1000
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)
_________

Paul T. Cappuccio
Executive Vice President
and General Counsel
Time Warner Inc.
One Time Warner Center
New York, NY 10019-8016
(212) 484-8000
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:
Eric L. Schiele
Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, NY 10019-7415
(212) 474-1000

Approximate date of commencement of proposed sale to the public:  As soon as practicable following the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.   ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.   ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.   ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer        ☒                             Accelerated filer                           ☐
Non-accelerated filer          ☐                              Smaller reporting company        ☐

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Unit(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)
Guarantee by Home Box Office, Inc. of debt securities issued under the Indentures (as defined in the prospectus)(1)	$12,330,818,000(2)	100%(2)	$12,330,818,000(2)	$688,060(2)

(1)
This registration statement relates solely to an offer of a guarantee by Home Box Office, Inc., to be issued under the circumstances described in the prospectus, of the Securities (as defined in the prospectus) in return for the consent of the holders of the Securities to certain amendments to the Indentures (in addition to the Consent Payment (as defined in the prospectus) payable by Time Warner Inc.).

(2)
The registration fee has been calculated in accordance with Rule 457 of the Securities Act of 1933, as amended. For purposes of this calculation, the maximum aggregate offering price, which is estimated solely for the purpose of calculating the registration fee, is the aggregate book value of the Securities (as defined in the prospectus) that would be amended and receive the guarantee registered hereby, which is $12,330,818,000.

Prospectus
Time Warner Inc. and Home Box Office, Inc.
Home Box Office Offer to Guarantee to Holders of the Following Series of Debt Securities:

Issuer/ Indenture	Debt Security Description	CUSIP No.	Aggregate Principal Amount Outstanding
Historic TW Inc. # (1992 HTW Indenture*)	9.125% Debentures due 2013	887315AK5	$1,000,000,000

Historic TW Inc. # (1993 HTW Indenture*)	8.05% Debentures due 2016	887315BA6	$150,000,000
	7.25% Debentures due 2017	887315BJ7	$500,000,000
	9.15% Debentures due 2023	887315AM1	$602,337,000
	7.57% Debentures due 2024	887315BH1	$450,000,000
	6.85% Debentures due 2026	887315BB4	$28,481,000
	6.95% Debentures due 2028	887315BM0	$500,000,000
	8.30% Discount Debentures due 2036	887315AZ2	$200,000,000[1]

Historic TW Inc. (1998 HTW Indenture*)	6.875% Debentures due 2018	887315AY5	$600,000,000
	6.625% Debentures due 2029	887315BN8	$1,000,000,000

Turner Broadcasting System, Inc. (1993 TBS Indenture*)	8.375% Senior Notes due 2013	900262AR7	$300,000,000

Time Warner Inc. (2001 TWX Indenture*)	6.75% Notes due 2011	00184AAB1	$1,000,000,000
	6.875% Notes due 2012	00184AAF2	$2,000,000,000
	7.625% Debentures due 2031	00184AAC9	$2,000,000,000
	7.70% Debentures due 2032	00184AAG0	$2,000,000,000

# In its capacity as successor to Time Warner Companies, Inc.
* As defined herein.
1 The face value of this series of debentures is $200,000,000.  As of April 2, 2009, the accreted principal amount outstanding of this series of debentures was approximately $106,306,000.

The Consent Solicitation and the offer to issue the HBO Guarantee will expire at 5:00 p.m.,
New York City time, on April 15, 2009, unless extended.

    Home Box Office, Inc. is offering to issue a guarantee of the full and punctual payment of all the monetary obligations and the full and punctual performance within applicable grace periods of all other obligations (including obligations to the trustee) of Historic TW Inc. as issuer or guarantor, as applicable, under the Indentures (as defined below), in its own capacity and as successor to Time Warner Companies, Inc. as described in more detail herein (the “HBO Guarantee”).  The HBO Guarantee will be issued only with respect to each series of securities described above (the “Securities”) for which the Requisite Consent (as defined below) has been received and the Proposed Amendments (as defined below) have been adopted, and only in connection with the conveyance or transfer by AOL LLC of its properties and assets substantially as an entirety as described in more detail herein.  The HBO Guarantee is being offered in conjunction with the solicitation of consents by Time Warner Inc. from Holders (as defined below) of the Securities to amend certain provisions of the Indentures, upon the terms and subject to the conditions set forth in the consent solicitation statement to be filed as a free writing prospectus with the Securities and Exchange Commission (the “Commission”) on the date hereof together with the related consent letter.

THIS PROSPECTUS AND THE RELATED CONSENT SOLICITATION STATEMENT AND CONSENT LETTER HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS PROSPECTUS AND THE RELATED CONSENT SOLICITATION STATEMENT AND CONSENT LETTER.  ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

Neither the Securities nor any guarantees thereof are listed on any securities exchange.  See “Risk Factors” on page 1 of this prospectus for certain risks to be considered.

The Solicitation Agents for the Consent Solicitation are:

Banc of America Securities LLC                                                                                                Citi                                                          Deutsche Bank Securities Inc.

The date of this prospectus is April 6, 2009

Page

i

FORWARD-LOOKING STATEMENTS

This document contains or incorporates by reference “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, particularly statements anticipating future growth in revenues, Operating Income (Loss) before Depreciation and Amortization and cash from operations. Words such as “anticipates,” “estimates,” “expects,” “projects,” “intends,” “plans,” “believes” and words and terms of similar substance used in connection with any discussion of future operating or financial performance identify forward-looking statements. These forward-looking statements are based on management’s current expectations and beliefs about future events. As with any projection or forecast, they are inherently susceptible to uncertainty and changes in circumstances, and Time Warner is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements whether as a result of such changes, new information, subsequent events or otherwise.

           Various factors could adversely affect our operations, business or financial results or our business segments in the future and cause our actual results to differ materially from those contained in the forward-looking statements, including those factors discussed in detail in Item 1A, “Risk Factors,” in Part I of Time Warner’s Annual Report on Form 10-K for the year ended December 31, 2008, filed with the Commission on February 20, 2009 (the “2008 Form 10-K”), and our other filings made from time to time with the Commission. In addition, Time Warner operates in highly competitive, consumer and technology-driven and rapidly changing media, entertainment and interactive services businesses. These businesses are affected by government regulation, economic, strategic, political and social conditions, consumer response to new and existing products and services, technological developments and, particularly in view of new technologies, the continued ability to protect intellectual property rights. Our actual results could differ materially from management’s expectations because of changes in such factors.

Further, for us generally, lower than expected valuations associated with the cash flows and revenues at our segments may result in our inability to realize the value of recorded intangibles and goodwill at those segments. In addition, achieving our financial objectives, including growth in operations, maintaining financial ratios and a strong balance sheet, could be adversely affected by the factors discussed or referenced under the heading “Risk Factors” below.

RISK FACTORS

You should carefully consider the specific risks discussed or incorporated by reference in this prospectus. You should also consider the risks, uncertainties and assumptions discussed under the caption “Risk Factors,” in Item IA of Part I of the 2008 Form 10-K, as well as:

●	a longer than anticipated continuation of the current economic slowdown or further deterioration in the economy;

●	decreased liquidity in the capital markets, including any reduction in the ability to access the capital markets for debt securities or bank financings;

●	the impact of terrorist acts and hostilities;

●	changes in our plans, strategies and intentions;

●	the impacts of significant acquisitions, dispositions and other similar transactions; and

●	the failure to meet earnings expectations.

SUMMARY

Home Box Office, Inc., a Delaware corporation (“Home Box Office”), is offering to issue a guarantee of the full and punctual payment of all the monetary obligations and the full and punctual performance within applicable grace periods of all other obligations (including obligations to the trustee) of Historic TW Inc., a Delaware corporation (“Historic TW”), as (a) issuer under the 1998 HTW Indenture, the 1993 HTW Indenture and the 1992 HTW Indenture, and (b) guarantor under the 2001 TWX Indenture and the 1993 TBS Indenture, in its own capacity and as successor to Time Warner Companies, Inc. (“TWCI”), with respect to each series of Securities. The HBO Guarantee will be issued only with respect to each series of Securities with respect to which the Requisite Consent has been received and the Proposed Amendments have been adopted pursuant to the execution and delivery of the relevant Supplemental Indenture (as defined below), and only in connection with the conveyance or transfer by AOL LLC of its properties and assets substantially as an entirety as described in more detail herein. The date, if any, on which Home Box Office issues the HBO Guarantee in accordance with the terms set forth herein is referred to herein as the “HBO Guarantee Issue Date”.

Time Warner is either the issuer or a guarantor of each series of Securities.

The HBO Guarantee is being offered in conjunction with the solicitation (the “Consent Solicitation”) of consents (“Consents”) by Time Warner Inc., a Delaware corporation (“Time Warner”), from Holders of the Securities to amend certain provisions of each of the indentures described below (the “Indentures”) under which the Securities were issued, upon the terms and subject to the conditions set forth in the consent solicitation statement (as it may be amended or supplemented from time to time, the “Consent Solicitation Statement”) to be filed as a free writing prospectus with the Commission on the date hereof together with the related consent letter (the “Consent Letter”).

Neither Time Warner nor Home Box Office will receive any cash proceeds in connection with this offering. This offering is made solely by Time Warner and Home Box Office.

The Indentures pursuant to which the Securities were issued are:

1.
Indenture dated as of April 19, 2001, as amended and supplemented as of the date hereof, among Time Warner as issuer, AOL LLC, Historic TW (including in its capacity as successor to TWCI) and Turner Broadcasting System, Inc., a Georgia corporation (“TBS”), as guarantors, and The Bank of New York Mellon, as Trustee (the “2001 TWX Indenture”);

2.
Indenture dated as of June 1, 1998, as amended and supplemented as of the date hereof, among Historic TW as issuer, Time Warner, AOL LLC, Historic TW (in its capacity as successor to TWCI)  and TBS as guarantors, and The Bank of New York Mellon, as Trustee (the “1998 HTW Indenture”);

3.
Indenture dated as of January 15, 1993, as amended and supplemented as of the date hereof, among Historic TW (in its capacity as successor to TWCI) as issuer, Time Warner, AOL LLC, Historic TW (in its own capacity and not as successor to TWCI) and TBS as guarantors, and The Bank of New York Mellon, as Trustee (the “1993 HTW Indenture”);

4.
Indenture dated as of October 15, 1992, as amended and supplemented as of the date hereof, among Historic TW (in its capacity as successor to TWCI) as issuer, Time Warner, AOL LLC, Historic TW (in its own capacity and not as successor to TWCI) and TBS as guarantors, and The Bank of New York Mellon, as Trustee (the “1992 HTW Indenture”); and

5.
Indenture dated as of May 15, 1993, as amended and supplemented as of the date hereof, among TBS as issuer, Time Warner, AOL LLC and Historic TW (including in its capacity as successor to TWCI) as guarantors, and The Bank of New York Mellon, as Trustee (the “1993 TBS Indenture”).

The expiration date for the Consent Solicitation and the offer of the HBO Guarantee is 5:00 p.m., New York City time, on April 15, 2009, unless extended under the Consent Solicitation in accordance with the Consent Solicitation Statement (the “Expiration Date”).

TIME WARNER

Time Warner is a leading media and entertainment company. Time Warner classifies its businesses into the following four reporting segments:

●	AOL, consisting principally of interactive consumer and advertising services;

●	Filmed Entertainment, consisting principally of feature film, television and home video production and distribution;

●	Networks, consisting principally of cable television networks that provide programming; and

●	Publishing, consisting principally of magazine publishing.

At December 31, 2008, Time Warner had a total of approximately 87,000 employees.

Time Warner completed the legal and structural separation of Time Warner Cable Inc. (together with its subsidiaries, “TWC”) in the first quarter of 2009 and, as of 8:00 p.m. on March 12, 2009, no longer consolidates TWC’s operations for purposes of its own financial reporting.

The following chart shows a summary of the corporate organization of Time Warner and its direct and indirect ownership interests in its principal subsidiaries. This chart reflects the separation of TWC and does not show all subsidiaries, including certain intermediary subsidiaries. It is included in order to help illustrate the current issuers and guarantors under each of the Indentures, which are printed in bold. A further description of the issuers, guarantors and the guarantee structure under the Indentures is included under “Time Warner” in the Consent Solicitation Statement.

Time Warner Inc. 100% 100% Historic TW Inc. TW AOL Holdings Inc. 2.5% 100% 100% 100% 92.5% Home Box Office, Inc. Warner Bros. Entertainment Inc. Turner Broadcasting System, Inc. AOL Holdings LLC 5% Google Inc. 100% 100% Time Inc. AOL LLC
      Time Warner’s principal executive office is located at One Time Warner Center, New York, New York 10019-8016, telephone (212) 484-8000.

HOME BOX OFFICE

Home Box Office is an indirect, wholly owned subsidiary of Historic TW, which in turn is a wholly owned subsidiary of Time Warner.

As of the date hereof, Home Box Office is not an obligor under any Indenture and does not guarantee the debt under any of Time Warner’s credit facilities. With respect to any Consenting Series (as defined herein) in respect of which a Supplemental Indenture is executed, and prior to, or concurrently with, the conveyance or transfer by AOL LLC of its properties and assets substantially as an entirety without compliance with the conditions contained in the Covenant (as defined herein) as currently in effect, Time Warner will cause Home Box Office to guarantee the full and punctual payment of all the monetary obligations and the full and punctual performance within applicable grace periods of all other obligations (including obligations to the trustee) of Historic TW under the relevant Indenture relating to such Consenting Series, as described herein.

Home Box Office operates the “HBO” and “Cinemax” premium pay television services, with the HBO service ranking as the most widely distributed premium pay television service in the United States. HBO and Cinemax had approximately 40.9 million domestic subscriptions as of December 31, 2008. Both HBO and Cinemax are made available in high definition on a number of multiplex channels. Home Box Office also offers “HBO On Demand” and “Cinemax On Demand”, subscription products that enable certain multi-channel video customers who subscribe to the HBO and Cinemax services to view programs at a time of their choice.

A major portion of the programming on HBO and Cinemax consists of recently released, uncut and uncensored theatrical motion pictures. It has been the practice of Home Box Office to negotiate licensing agreements of varying duration with major motion picture studios and independent producers and distributors in order to ensure continued access to such films. These agreements typically grant pay television exhibition rights to recently released and certain older films owned by the particular studio, producer or distributor in exchange for negotiated fees, which may be a function of, among other things, the box office performances of the films.

HBO is also defined by its award-winning original dramatic and comedy series, such as True Blood, The Sopranos, Entourage and Curb Your Enthusiasm, as well as movies, mini-series, boxing matches and sports news programs, comedy specials, family programming and documentaries. In 2008, among other awards, HBO won 26 Primetime Emmys®, the most of any network, as well as eight Sports Emmys®.

Home Box Office and its subsidiaries also generate revenues from the exploitation of Home Box Office’s original programming through multiple distribution outlets. HBO Services Inc., a wholly owned subsidiary of Home Box Office, markets a variety of Home Box Office’s original programming on DVD. Home Box Office licenses its original series, such as The Sopranos and Sex and the City, to basic cable channels and has also licensed Sex and the City in syndication. The Home Box Office-produced show Everybody Loves Raymond, which aired for nine seasons on broadcast television, is currently in syndication as well. The content produced by Home Box Office is also distributed by Apple Inc. through its online iTunes stores in the United States and the United Kingdom as well as on various mobile telephone platforms.

In addition, through three television joint ventures, HBO-branded services are distributed in more than 50 countries in Latin America, Asia and Central Europe, with Warner Communications Inc. (which is a wholly owned subsidiary of Time Warner but not a subsidiary of Home Box Office) owning the interests in the Latin America and Asia joint ventures and Home Box Office owning the interest in the Central European joint venture.

The following table sets forth selected financial data for Home Box Office (excluding its subsidiaries, except to the extent its equity in such subsidiaries is reflected in Total Assets) for the year ended December 31, 2008.  The following information should be read together with Time Warner’s consolidated financial statements and the notes related to those statements, and “Management’s Discussion and Analysis of Results of Operations and Financial Condition” in Time Warner’s Annual Report on Form 10-K for the year ended December 31, 2008, which are incorporated by reference into this prospectus, and the condensed consolidating financial statements included on page F-1 of this prospectus.  The information set forth below is not necessarily indicative of the results of future operations.

Year Ended December 31, 2008 (millions)

Revenue	$ 3,703
Depreciation	40
Amortization	2
Operating Income	1,166
Total Assets (at period end)	11,083[1]
Total Liabilities (at period end)	660

           1 Includes $7.3 billion of goodwill and $1.4 billion of intangible assets.

Home Box Office’s principal executive office is located at 1100 Avenue of the Americas, New York, New York 10036-6712, telephone (212) 512-1000.

AOL LLC

AOL LLC is a wholly owned subsidiary of AOL Holdings LLC, a Delaware limited liability company (“AOL Holdings”). Time Warner directly and indirectly holds 95% of the equity interests in AOL Holdings, with Google Inc. (“Google”) owning the remaining 5%. AOL LLC is a guarantor under all the Indentures.

AOL LLC (together with its subsidiaries, “AOL”) operates a global web services business, which is comprised of its Platform-A, MediaGlow and People Networks business units (the “Global Web Services Business”). Platform A sells advertising services worldwide on both the AOL Network and third-party Internet sites, referred to as the “Third Party Network”. MediaGlow and People Networks develop and operate the “AOL Network”, which includes a leading network of web brands, free client software and services and a social media network for Internet consumers. In addition, AOL operates one of the largest Internet access subscription services in the United States (the “Access Services Business”).

AOL has transitioned from a business that was primarily focused on generating subscription revenues to one that is focused on attracting and engaging Internet consumers and providing advertising services on both the AOL Network and the Third Party Network. In addition to growing its Global Web Services Business, AOL is focused on managing its declining subscriber base and related cost structure in its Access Services Business.

In late January 2009, Google exercised its right to request that AOL Holdings LLC (the immediate parent company of AOL LLC) register Google’s 5% equity interest for sale in an initial public offering. Time Warner has the right, but not the obligation, to purchase Google’s equity interest in AOL Holdings LLC for cash or shares of Time Warner common stock based on the appraised fair market value of the equity interest in lieu of conducting an initial public offering. Time Warner has not yet determined in which manner it will proceed.

On March 12, 2009, Time Warner announced that it has hired Timothy Armstrong, formerly Senior Vice President of Google, to serve as Chairman and Chief Executive Officer of AOL LLC, effective in early April 2009. While at Google, Mr. Armstrong was a member of its Operating Committee and served as the president of Google’s Americas Operations.

Time Warner continues to review its strategic alternatives with respect to AOL, and Mr. Armstrong will have a key role in this review. These alternatives include spinning off to Time Warner’s stockholders the Global Web Services Business or the Access Services Business or both (separately or together), acquisitions of interests in related businesses, entering into joint ventures and other potential combinations, dispositions involving either or both of the Global Web Services Business and the Access Services Business and operating the two businesses as a single division or separate divisions on an on-going basis.  Although the Board of Directors of Time Warner has not made any decision, Time Warner currently anticipates, subject to the factors described below, that it would initiate a process to spin off one or more parts of the businesses of AOL LLC to Time Warner’s stockholders, in one or a series of transactions.  Based on the results of this review, future market conditions or the availability of more favorable strategic opportunities that may arise before a transaction is completed, however, Time Warner may decide to pursue an alternative other than a spin-off with respect to either or both of AOL’s businesses.  Time Warner currently has no agreement or understanding to sell or otherwise transfer AOL LLC’s properties and assets substantially as an entirety or with respect to either of its businesses.

Time Warner believes that a variety of transactions, including a spin-off of either or both the Global Web Services Business and the Access Services Business, or the sale or merger of either or both businesses, could be implemented without the adoption of the Proposed Amendments, including transactions that would not require transfer or assumption of the AOL LLC guarantee by the successor entity.  The Proposed Amendments simplify the execution of the strategic options available to Time Warner.

In the event that the Proposed Amendments are not adopted pursuant to the Consent Solicitation with respect to any or all series of Securities, Time Warner will retain the ability to implement strategic alternatives with respect to AOL LLC in accordance with the terms of the Indentures for such non-Consenting Series, including but not limited to (i) transferring or conveying the assets and properties of AOL LLC substantially as an entirety by way of a spin-off or sale with the successor entity assuming the guarantee obligations of AOL LLC in accordance with the relevant Indentures, (ii) transferring, including by way of a spin-off or sale, one or more portions of the properties or assets of AOL LLC, such as a transfer of one of the Global Web Services Business and the Access Services Business, or separate transfers of both businesses, or (iii) merging AOL LLC with Time Warner or another subsidiary of Time Warner with the successor entity assuming the guarantee obligations of AOL LLC in accordance with the relevant Indentures, and thereafter transferring or conveying the assets and properties of AOL LLC in part or substantially as an entirety by way of a spin-off or sale, with Time Warner or the applicable subsidiary retaining the guarantee. In the event that such a strategic alternative is undertaken in accordance with the relevant Indentures and without the adoption of the Proposed Amendments in respect of a non-Consenting Series of Securities, no HBO Guarantee will be issued, and no Consent Payment will be made, in connection therewith with respect to such non-Consenting Series.

The following table sets forth selected financial data for AOL LLC (excluding its subsidiaries, except to the extent its equity in such subsidiaries is reflected in Total Assets) for the year ended December 31, 2008.  The following information should be read together with Time Warner’s consolidated financial statements and notes related to those statements, and “Management’s Discussion and Analysis of  Results of Operations and Financial Condition” in Time Warner’s Annual Report on Form 10-K for the year ended December 31, 2008, which are incorporated by reference into this prospectus.  The information set forth below is not necessarily indicative of the results of future operations.

Year Ended December 31, 2008 (millions)

Revenue	$2,727
Depreciation	235
Amortization	16
Operating Income (Loss)	1,072
Total Assets (at period end)	6,314[1]
Total Liabilities (at period end)	758

             1 Includes a $5.3 billion investment in subsidiaries and a $0.9 billion deferred tax asset related to equity awards.

THE CONSENT SOLICITATION

Under the Indentures, AOL LLC is currently restricted from conveying or transferring its properties and assets substantially as an entirety, unless certain conditions are met, including that the transferee assumes the guarantee of such guarantor (the “Covenant”). With a view to providing Time Warner with greater flexibility in considering strategic alternatives with respect to AOL LLC, as described in more detail under “AOL LLC” above, Time Warner is soliciting Consents to amend the Indentures to provide that AOL LLC may convey or transfer its properties and assets substantially as an entirety without complying with the conditions contained in the Covenant as currently in effect (but subject to the concurrent or prior issuance of the HBO Guarantee, as discussed below), unless such conveyance or transfer constitutes a conveyance or transfer of the properties and assets of the issuer and the guarantors (under the relevant Indenture) and their respective subsidiaries, taken as a whole, substantially as an entirety (the “Proposed Amendments”).  The effect of the adoption of the Proposed Amendments would be that the Covenant would not apply to a conveyance or transfer by AOL LLC unless it resulted in or constituted a conveyance or transfer of the properties and assets of Time Warner and its subsidiaries, taken as a whole, substantially as an entirety.  The Supplemental Indentures will require Time Warner to cause the HBO Guarantee to be issued under the circumstances described herein.

Upon the terms and subject to the conditions set forth in the Consent Solicitation Statement and the Consent Letter, Time Warner is offering holders of the Securities a consent payment equal to $5.00 for each $1,000 principal amount of Securities held (the “Consent Payment”), in addition to the HBO Guarantee.

Only those registered holders of Securities (“Holders”) as of April 2, 2009 (the “Record Date”) will be eligible to deliver a Consent and, upon the terms and subject to the conditions set forth in the Consent Solicitation Statement and in the Consent Letter, receive Consent Payments. The Consent Solicitation Statement and the Consent Letter will be sent to all Holders as of the Record Date, and such holders should return their consent to D.F. King & Co., Inc., the information and tabulation agent for the Consent Solicitation (the “Information and Tabulation Agent”), in accordance with the instructions in the Consent Letter.  Holders whose Consents are not received prior to April 15, 2009 (unless extended in accordance with the Consent Solicitation Statement), will not be entitled to receive any Consent Payment.

Adoption of the Proposed Amendments with respect to each series of Securities requires, pursuant to the applicable Indenture, the consent of Holders who hold not less than a majority in aggregate principal amount of such Securities outstanding as of the Record Date, either voting by series or together as a single class with the Holders of all other Securities issued under the applicable Indenture, in each case as set forth in the Consent Solicitation Statement. The requisite consent in respect of any series of Securities is referred to herein as the “Requisite Consent”.

If the Requisite Consent in respect of any series of Securities is obtained and the supplemental indenture relating to such series of Securities giving effect to the Proposed Amendments (each, a “Supplemental Indenture”, and collectively, the “Supplemental Indentures”) is executed and delivered by the parties thereto (each such series of Securities being referred to herein as a “Consenting Series”), all Holders of such Consenting Series, including the non-consenting Holders, will be bound by the Proposed Amendments to the relevant Indenture and shall, on and after the HBO Guarantee Issue Date, be entitled to all rights and privileges under the HBO Guarantee, but only the consenting Holders will be entitled to receive the applicable Consent Payment.

Subject to Time Warner’s right to terminate the Consent Solicitation with respect to any or all series of Securities in accordance with the terms set forth in the Consent Solicitation Statement, Time Warner currently intends to execute and deliver a Supplemental Indenture in respect of each series of Securities promptly following the receipt of the Requisite Consent for such series. Consents in respect of any series of Securities shall be deemed accepted by Time Warner upon execution and delivery of the Supplemental Indenture in respect of such series. Consent Payments will be paid promptly following the execution of the Supplemental Indenture with respect to such series of Securities.

Holders whose Consents are not received by the Information and Tabulation Agent on or prior to the Expiration Date will not be entitled to receive a Consent Payment in respect of such Consents.  Under no circumstances will Time Warner make any Consent Payment to a Holder who does not properly deliver a Consent in accordance with the terms of the Consent Solicitation Statement and the Consent Letter.  In addition, under no circumstances will Time Warner make any Consent Payment with respect to any series of Securities to any Holder delivering a Consent with respect to such series unless and until (i) the Requisite Consent in respect of such series has been received and (ii) a Supplemental Indenture adopting the Proposed Amendments with respect to such series of Securities has been executed and delivered.

Consents with respect to any series of Securities can be revoked only in accordance with the procedures set forth in the Consent Solicitation Statement. Consents will become irrevocable upon the earlier of (i) 5:00 p.m., New York City time, on April 15, 2009, and (ii) the time at which the Requisite Consent for such series of Securities has been received.

The transfer of Securities after the Record Date will NOT have the effect of revoking any Consent theretofore properly received by the Information and Tabulation Agent. Each Consent properly received by the Information and Tabulation Agent will be counted unless revoked in accordance with the Consent Solicitation Statement. The Consent Payment will be paid to Holders as of the Record Date only, notwithstanding any subsequent transfer of the Securities to which such Consents relate.

Time Warner reserves the right to extend the Expiration Date, including on a daily basis, in respect of any or all series of Securities, at any time in its sole discretion.

The Consent Solicitation may be terminated with respect to any or all series of Securities at any time (including after the Expiration Date but prior to the execution and delivery of a Supplemental Indenture with respect to a series of Securities) in the sole discretion of Time Warner, whether or not the Requisite Consent in respect of any series of Securities has been received.  If the Consent Solicitation in respect of any series of Securities is so terminated by Time Warner, no Consent Payments in respect of such series of Securities will be made, irrespective of whether the Requisite Consent with respect to such series of Securities was received, and the Proposed Amendments will not be adopted and the HBO Guarantee will not be issued with respect to such series of Securities.

Regardless of whether the Proposed Amendments become operative, the Securities will continue to be outstanding in accordance with all other terms of the Securities and the relevant Indentures. The changes included in the Proposed Amendments will not alter the relevant issuer’s obligation to pay the principal or interest on the Securities, the guarantors’ (other than AOL LLC’s) obligations under the Indentures or alter the stated interest rate or maturity date provisions of the Securities of the Consenting Series.

The above is intended to be a summary of the Consent Solicitation only, and does not contain all of the information related to the Consent Solicitation. You should read the more detailed information in the Consent Solicitation Statement and the Consent Letter, which have been filed as a free writing prospectus with the Commission.

DESCRIPTION OF THE HBO GUARANTEE

With respect to any series of Securities with respect to which the Proposed Amendments are adopted as described above, in order for AOL LLC to be able to convey or transfer its properties and assets substantially as an entirety without complying with the conditions contained in the Covenant as currently in effect, Time Warner will be required to, prior to or concurrently with such transfer, cause Home Box Office to guarantee the full and punctual payment of all the monetary obligations and the full and punctual performance within applicable grace periods of all other obligations (including obligations to the trustee) of Historic TW (in its own capacity and as successor to TWCI) under the relevant Indenture.

The issuance of the HBO Guarantee with respect to the Consenting Series under the circumstances described herein will be effected by execution and delivery of further supplements to the applicable Indentures (the “HBO Guarantee Supplements”).

If the Requisite Consent in respect of any series of Securities is not obtained or a Supplemental Indenture in respect of such series of Securities is not executed and delivered, the HBO Guarantee will not become issuable with respect to such series and the Holders of such series will not be eligible to exercise the rights and privileges under the HBO Guarantee if and when it is issued in respect of any other Consenting Series of Securities in accordance with the terms hereof.

The HBO Guarantee (if issued) with respect to any series of Securities will be:

●	a senior, unsecured obligation, equal in right of payment with all of Home Box Office’s existing and future senior, unsecured debt;

●	effectively junior to Home Box Office’s obligations secured by liens, to the extent of the value of the assets securing those obligations; and

●	senior in right of payment to Home Box Office’s subordinated debt, if any.

As a result of the inclusion of Home Box Office as a guarantor under the relevant Indentures upon the execution and delivery of the HBO Guarantee Supplements with respect to the Consenting Series of Securities on the HBO Guarantee Issue Date, Home Box Office will become subject to the guarantor merger clause of the applicable Indentures that will require any successor to Home Box Office, including in the event Home Box Office merges with any other entity or conveys or transfers its properties and assets substantially as an entirety, to assume its guarantee.

The maximum aggregate liability of Home Box Office under the HBO Guarantee shall not exceed the maximum amount that can be guaranteed by Home Box Office without rendering the HBO Guarantee voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

Time Warner reserves the right to delay the issuance of the HBO Guarantee to comply with any applicable law.

THE SUPPLEMENTAL INDENTURES AND THE HBO GUARANTEE SUPPLEMENTS

The Proposed Amendments will be adopted by execution and delivery of the Supplemental Indentures by the relevant signatories thereto.  Subject to its right to terminate the Consent Solicitation with respect to any or all series of Securities in accordance with the terms of the Consent Solicitation Statement, Time Warner currently intends to execute and deliver the Supplemental Indentures in respect of each series of Securities promptly following receipt of the Requisite Consent with respect to such series. The forms of the Supplemental Indentures are included as Exhibits 4.1, 4.2, 4.3, 4.4 and 4.5 to this prospectus.

The HBO Guarantee in respect of each series of Securities will be issued on the HBO Guarantee Issue Date under the circumstances described above by execution and delivery of the HBO Guarantee Supplements by the relevant signatories thereto. The forms of the HBO Guarantee Supplements are included as Annex A to each of Exhibits 4.1, 4.2, 4.3, 4.4 and 4.5 to this prospectus.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following is a summary discussion of certain U.S. Federal income tax consequences of adoption of the Proposed Amendments (and, if applicable, the subsequent issue of the HBO Guarantee) for U.S. Holders and Non-U.S. Holders (as defined below).  This summary is based upon currently existing provisions of the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury Regulations promulgated thereunder (the “Treasury Regulations”), and administrative and judicial interpretations thereof, all as in effect on the date hereof and all of which are subject to change, possibly with retroactive effect.

The summary does not attempt to address the U.S. Federal income tax consequences for all Holders, some of which may be subject to special rules (for example, banks and certain other financial institutions, real estate investment trusts, regulated investment companies, U.S. expatriates, life insurance companies, tax-exempt entities and dealers in securities or currencies).  This summary assumes that the Securities are held as “capital assets” within the meaning of Section 1221 of the Code.  No ruling has been or will be sought from the Internal Revenue Service (the “Service”) regarding any matter discussed below.  Accordingly, no assurance can be given that the Service will not challenge any of the U.S. Federal income tax consequences described below or that any such challenge, if made, would not be sustained by a court.

As used in this discussion, the term “U.S. Holder” means a beneficial owner of Securities that is, or is treated as, for U.S. Federal income tax purposes:

●	an individual who is a citizen or resident of the United States;

●
a corporation (including any entity treated as a corporation for U.S. Federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

●	an estate, the income of which is subject to U.S. Federal income taxation regardless of its source; or

●
a trust if (A) a court within the United States is able to exercise primary jurisdiction over its administration and one or more U.S. persons have authority to control all of its substantial decisions, or (B) the trust has a valid election in effect under the applicable Treasury Regulations to be treated as a U.S. person.

If a partnership (including any entity treated as a partnership for U.S. Federal income tax purposes) is a beneficial owner of Securities, the treatment of a partner in the partnership will generally depend on the status of the partner and on the activities of the partnership.  Partnerships holding Securities and the partners therein should consult their tax advisors regarding the tax consequences of adoption of the Proposed Amendments.

The term “Non-U.S. Holder” means a beneficial owner of Securities that is neither a U.S. Holder nor a partnership for U.S. Federal income tax purposes.

U.S. Holders

We believe that the only U.S. Federal income tax consequence of the adoption of the Proposed Amendments (and, if applicable, the subsequent issuance of the HBO Guarantee) should be that the full amount of the Consent Payment will be subject to tax as ordinary income to those U.S. Holders who receive it.

Holders are urged to consult their own tax advisors regarding the potential tax consequences of the adoption of the Proposed Amendments (and, if applicable, the subsequent issuance of the HBO Guarantee) to them.

A U.S. Holder may, under certain circumstances, be subject to backup withholding, currently imposed at a rate of 28%, with respect to the Consent Payment, unless that U.S. Holder (i) is a corporation or is otherwise exempt and, when required, demonstrates this fact or (ii) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. The amount of any backup withholding from a Consent Payment will be allowed as a credit against such U.S. Holder’s Federal income tax liability and may entitle such U.S. Holder to a refund, provided that the required information is furnished in a timely manner to the IRS.

Non-U.S. Holders

A Consent Payment received by a Non-U.S. Holder generally will be subject to U.S. Federal withholding tax imposed at a rate of 30% unless an exemption from withholding is applicable, for instance, because the Consent Payment is effectively connected with a trade or business carried on by the Non-U.S. Holder in the United States or because an income tax treaty applies.  To claim an exemption from this withholding, the Non-U.S. Holder must deliver to us (or any other person who is otherwise required to withhold U.S. Federal income tax) a properly executed Service Form W-8ECI or, as applicable, Service Form W-8BEN claiming such exemption.

If the Consent Payment is effectively connected with a trade or business carried on by the Non-U.S. Holder in the United States, the Consent Payment, although exempt from U.S. Federal withholding tax, will generally be subject to regular U.S. Federal income tax. In addition corporate Non-U.S. Holders receiving a Consent Payment that is effectively connected with the conduct of a trade or business within the United States may be subject to an additional “branch profits” tax at a 30% rate or a lower rate if specified by an applicable income tax treaty.

Other Tax Considerations

There may be other U.S. Federal, state, local or foreign tax considerations applicable to the particular circumstances of a Holder.  Accordingly, all Holders should consult with their own tax advisors as to any particular tax consequences to them of the Consent Payment.

THE PRECEDING DISCUSSION OF CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES IS INCLUDED HEREIN FOR GENERAL INFORMATION ONLY AND DOES NOT CONSTITUTE AND IS NOT A SUBSTITUTE FOR PROFESSIONAL TAX ADVICE. EACH HOLDER SHOULD CONSULT A TAX ADVISOR AS TO THE U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE ADOPTION OF THE PROPOSED AMENDMENTS AND THE CONSENT PAYMENT.

RATIO OF EARNINGS TO FIXED CHARGES

The ratio of earnings to fixed charges for Time Warner are set forth below for the periods indicated.  The definition of earnings also applies to Time Warner’s unconsolidated 50% owned affiliated companies, referred to on Exhibit 12.1 as “Adjustment for partially owned subsidiaries and 50% owned companies”.

For purposes of computing the ratio of earnings to fixed charges, earnings were calculated by adding:

(i)	pretax income;
(ii)	interest expense;
(iii)	minority interest in the income of majority-owned subsidiaries that have fixed charges; and
(iv)	the amount of undistributed losses (earnings) of Time Warner’s less than 50%-owned companies.

Fixed charges consist of interest expense.

	Year Ended December 31,
	2008(1)	2007	2006	2005	2004
Ratio of earnings to fixed charges	—	3.5x	3.9x	3.0x	3.2x

(1)     For the ratio of earnings to fixed charges to equal 1.00, earnings, as adjusted, must increase by $18.588 billion.

USE OF PROCEEDS

Neither Time Warner nor Home Box Office will receive any cash proceeds from the offer or issuance of the HBO Guarantee.

PLAN OF DISTRIBUTION

This offering is being conducted by Home Box Office and Time Warner in connection with the Consent Solicitation, as described in more detail under the heading “The Consent Solicitation” and in the Consent Solicitation Statement.

We have retained Banc of America Securities LLC, Citigroup Global Markets Inc. and Deutsche Bank Securities Inc. to act as the solicitation agents for the Consent Solicitation (the “Solicitation Agents”). We have agreed to pay the Solicitation Agents customary fees and, subject to certain limitations, reimburse them for their reasonable out-of-pocket expenses. We have also agreed to indemnify the Solicitation Agents for certain liabilities that may arise in connection with the Consent Solicitation, including liabilities under the Securities Act of 1933 (the “Securities Act”).

The Solicitation Agents and certain of their affiliates have provided, are providing, and may in the future provide, certain commercial banking, financial advisory and investment banking services in the ordinary course of business for us, the guarantors and certain of our affiliates, for which they have or will receive customary fees.

WHERE YOU CAN FIND MORE INFORMATION

Home Box Office is not required to file periodic reports and other information under the Securities Exchange Act of 1934 (the “Exchange Act”). Instead, information with respect to Home Box Office is provided, to the extent required by the Exchange Act, in the required filings made by Time Warner. Time Warner files annual, quarterly and current reports, proxy statements and other information with the Commission. You may obtain such Commission filings from the Commission’s Website at http://www.sec.gov. You can also read and copy these materials at the Commission’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You can obtain information about the operation of the Commission’s public reference room by calling the Commission at 1-800-SEC-0330. You can also obtain information about Time Warner at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

This prospectus constitutes a part of a registration statement filed by Time Warner and Home Box Office with the Commission under the Securities Act. This prospectus omits certain of the information contained in the registration statement in accordance with the rules and regulations of the Commission. Reference is hereby made to the registration statement and related exhibits for further information with respect to Time Warner and Home Box Office.

The Indentures are filed as exhibits to certain of Time Warner’s periodic reports, and the forms of the Supplemental Indentures and the HBO Guarantee Supplements are filed as exhibits to the registration statement of which this prospectus forms a part. Statements made in this prospectus concerning the provisions of any Indenture, Supplemental Indenture, HBO Guarantee Supplement or of any other contract, agreement or other document are not necessarily complete. With respect to each such statement concerning an Indenture, Supplemental Indenture or HBO Guarantee Supplement or other contract, agreement or document filed or furnished with the Commission, reference is made to such filing for a more complete description of the matter involved, and each such statement is qualified in its entirety by such reference.

Copies of the Consent Solicitation Statement or the Consent Letter may be obtained from the Commission’s Website at http://www.sec.gov or, at no cost, by writing to the Information and Tabulation Agent at D. F. King & Co., Inc., 48 Wall Street, 22nd Floor, New York, New York 10005, or calling collect (for banks and brokers) 212-269-5550 or toll-free (for all others) 1-800-758-5880, or writing to Time Warner at the following address: Time Warner Inc., Attn: Investor Relations, One Time Warner Center, New York, New York 10019-8016, or calling toll-free 1-866-INFO-TWX.

INCORPORATION BY REFERENCE

The following documents have been filed by Time Warner with the Commission and are incorporated by reference into this prospectus:

●
Annual report on Form 10-K for the year ended December 31, 2008 (filed with the Commission on February 20, 2009), and including portions of the proxy statement to be filed in connection with the 2009 annual meeting of stockholders to the extent specifically incorporated by reference therein; and

●	Current reports on Form 8-K filed on February 27, 2009, March 13, 2009, March 18, 2009, March 23, 2009, March 26, 2009, March 30, 2009 and April 6, 2009.

All documents and reports that we file with the Commission (other than any portion of such filings that are furnished under applicable Commission rules rather than filed) under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus until the termination of the offering under this prospectus shall be deemed to be incorporated in this prospectus by reference. The information contained on Time Warner’s Website (http://www.timewarner.com) is not incorporated into this prospectus.

You may request a copy of these filings, other than an exhibit to these filings unless we have specifically included or incorporated that exhibit by reference into the filing, from the Commission as described under “Where You Can Find More Information” or, at no cost, by writing or telephoning Time Warner at the following address: Time Warner Inc., Attn: Investor Relations, One Time Warner Center, New York, New York 10019-8016, Telephone: 1-866-INFO-TWX.

You should rely only on the information contained or incorporated by reference in this prospectus or to which we have referred you herein. We have not authorized any person, including any salesman or broker, to provide information other than that provided or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of the HBO Guarantee in any jurisdiction where the offer is not permitted. You should assume that the information in this prospectus is accurate only as of the date on its cover page and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

LEGAL MATTERS

The validity of the HBO Guarantee will be passed upon for us by Cravath, Swaine & Moore LLP, Worldwide Plaza, 825 Eighth Avenue, New York, New York 10019-8016.

EXPERTS

The consolidated financial statements, financial statement schedule and supplementary information of Time Warner and its subsidiaries included in Time Warner’s Annual Report on Form 10-K for the year ended December 31, 2008 and the condensed consolidating financial statements included herein have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon included herein. Time Warner’s effectiveness of internal control over financial reporting as of December 31, 2008  has also been audited by Ernst & Young LLP, as set forth in their report thereon included in Time Warner’s Annual Report on Form 10-K for the year ended December 31, 2008 and incorporated herein by reference. Such financial statements, schedule and supplementary information, accompanying condensed consolidating financial statements and Time Warner management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2008 are either included in this prospectus or incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

TIME WARNER INC.
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders of
Time Warner Inc.

We have audited the consolidated balance sheet of Time Warner Inc. (“Time Warner”) as of December 31, 2008 and 2007, and the related consolidated statements of operations, cash flows and shareholders’ equity for each of the three years in the period ended December 31, 2008 (not included herein).  Our audits also included the Supplementary Information, Financial Statement Schedule II (not included herein) and the accompanying Condensed Consolidating Financial Statements.  The Time Warner Financial Statements, Supplementary Information, Financial Statement Schedule II and the accompanying Condensed Consolidating Financial Statements are the responsibility of Time Warner’s management.  Our responsibility is to express an opinion on these financial statements, financial statement schedule, supplementary information and condensed consolidating financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Time Warner at December 31, 2008 and 2007, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2008, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related Financial Statement Schedule II, the Supplementary Information and the accompanying Condensed Consolidating Financial Statements, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

As of January 1, 2007, Time Warner adopted Emerging Issues Task Force Issue No. 06-02, Accounting for Sabbatical Leave and Other Similar Benefits, and Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109.  As discussed in Note 1 to the consolidated financial statements, as of January 1, 2008, Time Warner adopted Emerging Issues Task Force (“EITF”) Issue 06-10, Deferred Compensation and Postretirement Benefit Aspects of Collateral Assignment Split-Dollar Life Insurance Arrangements and EITF Issue No. 06-04, Deferred Compensation and Postretirement Benefits Aspects of Endorsement Split-Dollar Life Insurance Arrangements.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Time Warner’s internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 19, 2009 (not included herein) expressed an unqualified opinion thereon.

                                    Ernst & Young LLP

New York, New York
February 19, 2009
(except as to the accompanying
Condensed Consolidating Financial Statements
as to which the date is April 3, 2009)

CONDENSED CONSOLIDATING FINANCIAL STATEMENTS
TIME WARNER INC.
CONDENSED CONSOLIDATING FINANCIAL STATEMENTS

Overview

The Securities and Exchange Commission’s rules require that condensed consolidating financial information be provided for wholly owned subsidiaries that have guaranteed debt issued where each such guarantee is full and unconditional. Set forth below are condensed consolidating financial statements presenting the financial position, results of operations and cash flows of (i) Time Warner Inc. (the “Parent Company”), (ii) Historic TW Inc., Home Box Office, Inc. (“HBO”), and Turner Broadcasting System, Inc., each a wholly owned subsidiary of the Parent Company, on a combined basis (collectively, the “Guarantor Subsidiaries”), (iii) the direct and indirect non-guarantor subsidiaries of the Parent Company (the “Non-Guarantor Subsidiaries”) on a combined basis and (iv) the eliminations necessary to arrive at the information for Time Warner Inc. on a consolidated basis.

There are no legal or regulatory restrictions on the Parent Company’s ability to obtain funds from any of its wholly owned subsidiaries through dividends, loans or advances.

These condensed consolidating financial statements should be read in conjunction with the consolidated financial statements of Time Warner Inc. and do not reflect Time Warner Cable, Inc., which was separated from the Parent Company on March 12, 2009, as a discontinued operation.

On April 6, 2009, the Parent Company initiated a solicitation of consents (the “Consent Solicitation”) from the holders of the debt securities issued under certain Indentures (the “Securities”) to adopt proposed amendments to each Indenture that provide that certain restrictive covenants will not apply (subject to the concurrent or prior issuance of the guarantee by HBO discussed below) to a conveyance or transfer by AOL LLC, a subsidiary of the Parent Company, of its properties and assets substantially as an entirety unless such conveyance or transfer constitutes a conveyance or transfer of the properties and assets of the issuer and the guarantors under the relevant Indenture and their respective subsidiaries, taken as a whole, substantially as an entirety.  As a result of the Consent Solicitation, subject to the receipt of the requisite consents from the holders of the Securities and the proposed amendments to the Indentures becoming effective, and in connection with the conveyance or transfer of AOL LLC’s properties and assets substantially as an entirety, HBO will issue a guarantee of the obligations of Historic TW Inc., whether as issuer or guarantor, under the Indentures and the Securities.  Such guarantee will be issued by HBO only in connection with such a transaction.  Accordingly, for purposes of this presentation, the consolidating financial information herein reflects HBO as a Guarantor Subsidiary and does not reflect the historical financial information of AOL LLC in the Guarantor data and information.  Instead, the historical financial information of AOL LLC is reflected in the data and information regarding the Non-Guarantor Subsidiaries.  If the HBO guarantee is issued, HBO, together with the other Guarantor Subsidiaries, will fully and unconditionally, jointly and severally, guarantee the Securities on an unsecured basis.

Basis of Presentation

In presenting the condensed consolidating financial statements, the equity method of accounting has been applied to (i) the Parent Company’s interests in the Guarantor Subsidiaries and (ii) the Guarantor Subsidiaries’ interests in the Non-Guarantor Subsidiaries, where applicable, even though all such subsidiaries meet the requirements to be consolidated under U.S. generally accepted accounting principles. All intercompany balances and transactions between the Parent Company, the Guarantor Subsidiaries and the Non-Guarantor Subsidiaries have been eliminated, as shown in the column “Eliminations.”

The Parent Company’s accounting bases in all subsidiaries, including goodwill and identified intangible assets, have been “pushed down” to the applicable subsidiaries. Interest income (expense) is determined based on third-party debt and the relevant intercompany amounts within the respective legal entity.

All direct and indirect domestic subsidiaries are included in Time Warner Inc.’s consolidated U.S. tax return. In the condensed consolidating financial statements, tax expense has been allocated based on each such subsidiary’s relative pretax income to the consolidated pretax income. With respect to the use of certain consolidated tax attributes (principally operating and capital loss carryforwards), such benefits have been allocated to the respective subsidiary that generated the taxable income permitting such use (i.e., pro-rata based on where the income was generated). For example, to the extent a Non-Guarantor Subsidiary generated a gain on the sale of a business for which the Parent Company utilized tax attributes to offset such gain, the tax attribute benefit would be allocated to that Non-Guarantor Subsidiary. Deferred taxes of the Parent Company, the Guarantor Subsidiaries and the Non-Guarantor Subsidiaries have been allocated based upon the temporary differences between the carrying amounts of the respective assets and liabilities of the applicable entities.

CONDENSED CONSOLIDATING FINANCIAL STATEMENTS
TIME WARNER INC.
CONDENSED CONSOLIDATING FINANCIAL STATEMENTS - (Continued)

Corporate overhead expenses have been reflected as expenses of the Parent Company and have not been allocated to the Guarantor Subsidiaries or the Non-Guarantor Subsidiaries. Certain transfers of cash between subsidiaries and their parent companies are reflected as cash flows from investing and financing activities in the accompanying condensed consolidating statements of cash flows. All other intercompany activity, including intercompany dividends, is reflected in cash flows from operations and has been separately identified in the statement of cash flows.

TING FINANCIAL STATEMENTS
TIME WARNER INC.
CONDENSED CONSOLIDATING FINANCIAL STATEMENTS - (Continued)

Consolidating Balance Sheet
December 31, 2008

	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Time Warner Consolidated
	(millions)
ASSETS
Current assets
Cash and equivalents	$469	$103	$6,110	$—	$6,682
Receivables, net	67	575	5,553	—	6,195
Inventories	—	553	1,436	—	1,989
Prepaid expenses and other current assets	220	107	649	—	976
Deferred income taxes	760	597	598	(1,195)	760
Total current assets	1,516	1,935	14,346	(1,195)	16,602
Noncurrent inventories and film costs	—	1,732	3,584	(124)	5,192
Investments in amounts due from consolidated subsidiaries	67,184	46,164	11,178	(124,526)	—
Investments, including available-for-sale securities	68	382	1,941	(461)	1,930
Property, plant and equipment, net	406	499	17,528	—	18,433
Intangible assets subject to amortization, net	—	2	4,055	—	4,057
Intangible assets not subject to amortization	—	2,009	29,813	—	31,822
Goodwill	—	9,879	24,651	—	34,530
Other assets	105	100	1,125	—	1,330
Total assets	$69,279	$62,702	$108,221	$(126,306)	$113,896

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$7	$19	$1,315	$—	$1,341
Participations payable	—	117	2,405	—	2,522
Royalties and programming costs payable	—	138	1,127	—	1,265
Deferred revenue	—	8	1,177	(16)	1,169
Debt due within one year	2,000	13	54	—	2,067
Other current liabilities	458	756	4,491	(95)	5,610
Current liabilities of discontinued operations	—	—	2	—	2
Total current liabilities	2,465	1,051	10,571	(111)	13,976
Long-term debt	14,465	5,350	17,801	—	37,616
Mandatorily redeemable preferred membership units issued by a subsidiary	—	—	300	—	300
Debt due (from) to affiliates	(847)	—	847	—	—
Deferred income taxes	8,756	10,777	10,577	(21,354)	8,756
Deferred revenue	—	—	396	(113)	283
Other liabilities	2,152	2,345	4,960	(2,199)	7,258
Minority interests	—	—	3,558	(139)	3,419
Shareholders’ equity
Due to Time Warner and subsidiaries	—	(15,308)	(30,717)	46,025	—
Other shareholders’ equity	42,288	58,487	89,928	(148,415)	42,288
Total shareholders’ equity	42,288	43,179	59,211	(102,390)	42,288
Total liabilities and shareholders’ equity	$69,279	$62,702	$108,221	$(126,306)	$113,896

TING FINANCIAL STATEMENTS
TIME WARNER INC.
CONDENSED CONSOLIDATING FINANCIAL STATEMENTS - (Continued)

Consolidating Balance Sheet
December 31, 2007

	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Time Warner Consolidated
	(millions)
ASSETS
Current assets
Cash and equivalents	$586	$53	$877	$—	$1,516
Receivables, net	32	586	6,678	—	7,296
Inventories	—	522	1,583	—	2,105
Prepaid expenses and other current assets	135	112	587	—	834
Deferred income taxes	700	454	484	(938)	700
Total current assets	1,453	1,727	10,209	(938)	12,451
Noncurrent inventories and film costs	—	1,831	3,584	(111)	5,304
Investments in amounts due from consolidated subsidiaries	88,720	66,711	11,185	(166,616)	—
Investments, including available-for-sale securities	57	520	1,857	(471)	1,963
Property, plant and equipment, net	434	455	17,159	—	18,048
Intangible assets subject to amortization, net	1	4	5,162	—	5,167
Intangible assets not subject to amortization	—	2,007	45,213	—	47,220
Goodwill	—	9,882	31,867	—	41,749
Other assets	117	298	1,513	—	1,928
Total assets	$90,782	$83,435	$127,749	$(168,136)	$133,830

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$4	$58	$1,408	$—	$1,470
Participations payable	—	132	2,415	—	2,547
Royalties and programming costs payable	—	160	1,093	—	1,253
Deferred revenue	—	4	1,177	(3)	1,178
Debt due within one year	—	8	118	—	126
Other current liabilities	522	457	4,722	(90)	5,611
Current liabilities of discontinued operations	—	—	8	—	8
Total current liabilities	526	819	10,941	(93)	12,193
Long-term debt	17,840	5,510	13,654	—	37,004
Mandatorily redeemable preferred membership units issued by a subsidiary	—	—	300	—	300
Debt due (from) to affiliates	(1,866)	735	1,131	—	—
Deferred income taxes	13,951	16,031	15,907	(31,938)	13,951
Deferred revenue	—	—	634	(112)	522
Other liabilities	1,795	2,084	5,120	(1,997)	7,002
Minority interests	—	—	4,501	(179)	4,322
Shareholders’ equity
Due to Time Warner and subsidiaries	—	(12,698)	(30,530)	43,228	—
Other shareholders’ equity	58,536	70,954	106,091	(177,045)	58,536
Total shareholders’ equity	58,536	58,256	75,561	(133,817)	58,536
Total liabilities and shareholders’ equity	$90,782	$83,435	$127,749	$(168,136)	$133,830

TING FINANCIAL STATEMENTS
TIME WARNER INC.
CONDENSED CONSOLIDATING FINANCIAL STATEMENTS - (Continued)

Consolidating Statement of Operations
For The Year Ended December 31, 2008

	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Time Warner Consolidated
	(millions)

Revenues	$—	$5,048	$42,821	$(885)	$46,984
Costs of revenues	—	(2,637)	(25,534)	882	(27,289)
Selling, general and administrative	(322)	(1,096)	(8,748)	3	(10,163)
Amortization of intangible assets	—	(2)	(782)	—	(784)
Amounts related to securities litigation and government investigations	(21)	—	—	—	(21)
Merger-related, restructuring and shutdown costs	(12)	3	(350)	—	(359)
Asset impairments	—	—	(24,309)	—	(24,309)
Loss on disposal of assets, net	—	—	(16)	—	(16)
Operating income (loss)	(355)	1,316	(16,918)	—	(15,957)
Equity in pretax income (loss) of consolidated subsidiaries	(15,316)	(14,752)	1,435	28,633	—
Interest expense, net	(980)	(917)	(353)	—	(2,250)
Other income (loss), net	2	27	(428)	(17)	(416)
Minority interest income, net	—	—	2,001	(27)	1,974
Income (loss) from continuing operations before income taxes	(16,649)	(14,326)	(14,263)	28,589	(16,649)
Income tax benefit (provision)	3,247	3,036	2,432	(5,468)	3,247
Net income (loss)	$(13,402)	$(11,290)	$(11,831)	$23,121	$(13,402)

TING FINANCIAL STATEMENTS
TIME WARNER INC.
CONDENSED CONSOLIDATING FINANCIAL STATEMENTS - (Continued)

Consolidating Statement of Operations
For The Year Ended December 31, 2007

	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Time Warner Consolidated
	(millions)

Revenues	$—	$4,840	$42,452	$(810)	$46,482
Costs of revenues	—	(2,651)	(25,583)	808	(27,426)
Selling, general and administrative	(382)	(741)	(8,532)	2	(9,653)
Amortization of intangible assets	—	(1)	(673)	—	(674)
Amounts related to securities litigation and government investigations	(171)	—	—	—	(171)
Merger-related, restructuring and shutdown costs	(10)	(36)	(216)	—	(262)
Asset impairments	—	—	(36)	—	(36)
Gain on disposal of assets, net	—	—	689	—	689
Operating income (loss)	(563)	1,411	8,101	—	8,949
Equity in pretax income of consolidated subsidiaries	7,998	5,616	1,391	(15,005)	—
Interest expense, net	(1,063)	(1,137)	(99)	—	(2,299)
Other income (expense), net	15	(16)	197	(51)	145
Minority interest expense, net	—	—	(462)	54	(408)
Income from continuing operations before income taxes	6,387	5,874	9,128	(15,002)	6,387
Income tax provision	(2,336)	(2,133)	(3,408)	5,541	(2,336)
Income from continuing operations	4,051	3,741	5,720	(9,461)	4,051
Discontinued operations, net of tax	336	177	274	(451)	336
Net income	$4,387	$3,918	$5,994	$(9,912)	$4,387

TING FINANCIAL STATEMENTS
TIME WARNER INC.
CONDENSED CONSOLIDATING FINANCIAL STATEMENTS - (Continued)

Consolidating Statement of Operations
For The Year Ended December 31, 2006

	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Time Warner Consolidated
	(millions)

Revenues	$—	$4,745	$39,699	$(754)	$43,690
Costs of revenues	—	(2,386)	(23,239)	749	(24,876)
Selling, general and administrative	(88)	(842)	(9,472)	5	(10,397)
Amortization of intangible assets	—	(4)	(583)	—	(587)
Amounts related to securities litigation and government investigations	(705)	—	—	—	(705)
Merger-related, restructuring and shut-down costs	(5)	—	(395)	—	(400)
Asset impairments	—	(1)	(212)	—	(213)
Gains on disposal of assets, net	20	—	771	—	791
Operating income (loss)	(778)	1,512	6,569	—	7,303
Equity in pretax income of consolidated subsidiaries	7,817	5,405	1,462	(14,684)	—
Interest income (expense), net	(674)	(1,017)	17	—	(1,674)
Other income, net	16	31	1,159	(79)	1,127
Minority interest expense, net	—	—	(417)	42	(375)
Income from continuing operations before income taxes	6,381	5,931	8,790	(14,721)	6,381
Income tax provision	(1,308)	(1,864)	(2,471)	4,335	(1,308)
Income from continuing operations	5,073	4,067	6,319	(10,386)	5,073
Discontinued operations, net of tax	1,454	1,437	1,452	(2,889)	1,454
Income before cumulative effect of accounting change	6,527	5,504	7,771	(13,275)	6,527
Cumulative effect of accounting change, net of tax	25	2	2	(4)	25
Net income	$6,552	$5,506	$7,773	$(13,279)	$6,552

TING FINANCIAL STATEMENTS
TIME WARNER INC.
CONDENSED CONSOLIDATING FINANCIAL STATEMENTS - (Continued)

Consolidating Statement of Cash Flows
For The Year Ended December 31, 2008

	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Time Warner Consolidated
	(millions)
OPERATIONS
Net income (loss)	$(13,402)	$(11,290)	$(11,831)	$23,121	$(13,402)
Adjustments for noncash and nonoperating items:
Depreciation and amortization	43	117	4,430	—	4,590
Amortization of film and television costs	—	2,072	3,819	—	5,891
Asset impairments	—	—	24,309	—	24,309
(Gain) loss on investments and other assets, net	(14)	3	445	—	434
Equity in pretax (income) loss of consolidated subsidiaries	15,316	14,752	(1,435)	(28,633)	—
Equity in (income) losses of investee companies, net of cash distributions	—	(41)	72	—	31
Equity-based compensation	44	43	203	—	290
Minority interests	—	—	(2,000)	26	(1,974)
Deferred income taxes	(4,116)	(4,149)	(4,370)	8,519	(4,116)
Changes in operating assets and liabilities, net of acquisitions	892	(1,185)	(2,385)	(3,029)	(5,707)
Intercompany activity	—	5,059	(5,059)	—	—
Adjustments relating to discontinued operations	—	(1)	(14)	1	(14)
Cash provided (used) by operations	(1,237)	5,380	6,184	5	10,332
INVESTING ACTIVITIES
Investments in available-for-sale securities	(9)	—	(10)	—	(19)
Investments and acquisitions, net of cash acquired	(98)	(16)	(2,324)	—	(2,438)
Capital expenditures and product development costs	(15)	(145)	(4,217)	—	(4,377)
Investment proceeds from available-for-sale securities	10	—	7	—	17
Advances to parent and consolidated subsidiaries	2,944	(439)	1,256	(3,761)	—
Other investment proceeds	21	41	269	—	331
Cash provided (used) by investing activities	2,853	(559)	(5,019)	(3,761)	(6,486)
FINANCING ACTIVITIES
Borrowings	33,170	—	7,196	—	40,366
Debt repayments	(34,539)	(166)	(3,103)	—	(37,808)
Proceeds from exercise of stock options	134	—	—	—	134
Excess tax benefit on stock options	3	—	—	—	3
Principal payments on capital leases	—	(5)	(38)	—	(43)
Repurchases of common stock	(332)	—	—	—	(332)
Dividends paid	(901)	—	—	—	(901)
Other financing activities	(3)	—	(96)	—	(99)
Change in due to/from parent and investment in segment	735	(4,600)	109	3,756	—
Cash provided (used) by financing activities	(1,733)	(4,771)	4,068	3,756	1,320
INCREASE (DECREASE) IN CASH AND EQUIVALENTS	(117)	50	5,233	—	5,166
CASH AND EQUIVALENTS AT BEGINNING OF PERIOD	586	53	877	—	1,516
CASH AND EQUIVALENTS AT END OF PERIOD	$469	$103	$6,110	$—	$6,682

TING FINANCIAL STATEMENTS
TIME WARNER INC.
CONDENSED CONSOLIDATING FINANCIAL STATEMENTS - (Continued)

Consolidating Statement of Cash Flows
For The Year Ended December 31, 2007

	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Time Warner Consolidated
	(millions)
OPERATIONS
Net income	$4,387	$3,918	$5,994	$(9,912)	$4,387
Adjustments for noncash and nonoperating items:
Depreciation and amortization	44	104	4,264	—	4,412
Amortization of film and television costs	—	2,042	4,034	—	6,076
Asset impairments	—	—	36	—	36
Gain on investments and other assets, net	(8)	—	(901)	—	(909)
Equity in pretax income of consolidated subsidiaries	(7,998)	(5,616)	(1,391)	15,005	—
Equity in (income) losses of investee companies, net of cash distributions	—	(5)	68	—	63
Equity-based compensation	50	38	198	—	286
Minority interests	—	—	462	(54)	408
Deferred income taxes	1,736	125	584	(709)	1,736
Amounts related to securities litigation and government investigations	(741)	—	—	—	(741)
Changes in operating assets and liabilities, net of acquisitions	1,099	(887)	(2,328)	(4,850)	(6,966)
Intercompany activity	—	1,852	(1,852)	—	—
Adjustments relating to discontinued operations	(336)	(178)	(250)	451	(313)
Cash provided (used) by operations	(1,767)	1,393	8,918	(69)	8,475
INVESTING ACTIVITIES
Investments in available-for-sale securities	(7)	—	(87)	—	(94)
Investments and acquisitions, net of cash acquired	1	(14)	(1,500)	—	(1,513)
Investment in a wireless joint venture	—	—	(33)	—	(33)
Investment activities of discontinued operations	—	—	(26)	—	(26)
Capital expenditures and product development costs	(2)	(171)	(4,257)	—	(4,430)
Investment proceeds from available-for-sale securities	10	—	26	—	36
Advances to parent and consolidated subsidiaries	5,090	4,304	1,147	(10,541)	—
Other investment proceeds	(4)	29	2,016	—	2,041
Cash provided (used) by investing activities	5,088	4,148	(2,714)	(10,541)	(4,019)
FINANCING ACTIVITIES
Borrowings	6,293	—	8,397	—	14,690
Debt repayments	(2,722)	(546)	(9,255)	—	(12,523)
Proceeds from exercise of stock options	521	—	—	—	521
Excess tax benefit on stock options	71	—	5	—	76
Principal payments on capital leases	—	(8)	(49)	—	(57)
Repurchases of common stock	(6,231)	—	—	—	(6,231)
Dividends paid	(871)	—	—	—	(871)
Other financing activities	(3)	—	(91)	—	(94)
Change in due to/from parent and investment in segment	—	(5,016)	(5,594)	10,610	—
Cash used by financing activities	(2,942)	(5,570)	(6,587)	10,610	(4,489)
INCREASE (DECREASE) IN CASH AND EQUIVALENTS	379	(29)	(383)	—	(33)
CASH AND EQUIVALENTS AT BEGINNING OF PERIOD	207	82	1,260	—	1,549
CASH AND EQUIVALENTS AT END OF PERIOD	$586	$53	$877	$—	$1,516

TING FINANCIAL STATEMENTS
TIME WARNER INC.
CONDENSED CONSOLIDATING FINANCIAL STATEMENTS - (Continued)

Consolidating Statement of Cash Flows
For The Year Ended December 31, 2006

	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Time Warner Consolidated
	(millions)
OPERATIONS
Net income	$6,552	$5,506	$7,773	$(13,279)	$6,552
Adjustments for noncash and nonoperating items:
Cumulative effect of accounting change, net of tax	(25)	(3)	(2)	5	(25)
Depreciation and amortization	47	90	3,413	—	3,550
Amortization of film and television costs	—	1,759	4,328	—	6,087
Asset impairments	—	1	212	—	213
Gain on investments and other assets, net	(9)	(57)	(1,756)	—	(1,822)
Equity in pretax income of consolidated subsidiaries	(7,816)	(5,405)	(1,463)	14,684	—
Equity in (income) losses of investee companies, net of cash distributions	—	2	(66)	—	(64)
Equity-based compensation	47	40	176	—	263
Minority interests	—	—	417	(42)	375
Deferred income taxes	1,101	(31)	352	(321)	1,101
Amounts related to securities litigation and government investigations	361	—	—	—	361
Changes in operating assets and liabilities, net of acquisitions	8,474	1,062	(6,976)	(9,270)	(6,710)
Intercompany activity	—	1,471	(1,471)	—	—
Adjustments relating to discontinued operations	(1,454)	(1,436)	(1,281)	2,888	(1,283)
Cash provided by operations	7,278	2,999	3,656	(5,335)	8,598
INVESTING ACTIVITIES
Investments in available-for-sale securities	(8)	—	—	—	(8)
Investments and acquisitions, net of cash acquired	(4)	(36)	(12,263)	—	(12,303)
Investment in a wireless joint venture	—	—	(633)	—	(633)
Investment activities of discontinued operations	—	—	4	—	4
Capital expenditures and product development costs	(9)	(199)	(3,868)	—	(4,076)
Capital expenditures from discontinued operations	—	—	(65)	—	(65)
Investment proceeds from available-for-sale securities	1	—	43	—	44
Advances to parent and consolidated subsidiaries	(3,259)	3,554	1,276	(1,571)	—
Other investment proceeds	18	80	4,467	—	4,565
Cash provided (used) by investing activities	(3,261)	3,399	(11,039)	(1,571)	(12,472)
FINANCING ACTIVITIES
Borrowings	6,897	—	11,435	—	18,332
Debt repayments	(1,616)	(547)	(1,488)	—	(3,651)
Issuance of mandatorily redeemable preferred membership units by a subsidiary	—	—	300	—	300
Proceeds from exercise of stock options	698	—	—	—	698
Excess tax benefit on stock options	116	—	—	—	116
Principal payments on capital leases	—	(6)	(80)	—	(86)
Repurchases of common stock	(13,660)	—	—	—	(13,660)
Dividends paid	(876)	—	—	—	(876)
Other financing activities	(23)	—	53	—	30
Change in due to/from parent and investment in segment	856	(5,858)	(1,904)	6,906	—
Cash provided (used) by financing activities	(7,608)	(6,411)	8,316	6,906	1,203
INCREASE (DECREASE) IN CASH AND EQUIVALENTS	(3,591)	(13)	933	—	(2,671)
CASH AND EQUIVALENTS AT BEGINNING OF PERIOD	3,798	95	327	—	4,220
CASH AND EQUIVALENTS AT END OF PERIOD	$207	82	$1,260	$—	$1,549

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.                        Other Expenses of Issuance and Distribution.

The table below sets forth the various expenses and costs to be incurred by Time Warner and Home Box Office in connection with the offer of the HBO Guarantee. All the amounts shown are estimated except the Commission’s registration fee.

Securities and Exchange Commission registration fee	$688,060
Agent fees	15,300,000
Fees and expenses of Trustee and counsel	20,000
Printing expenses	15,000
Accounting fees and expenses	400,000
Legal fees and expenses	500,000
Miscellaneous expenses	50,000
Total expenses	$16,973,060

Item 15.                        Indemnification of Directors and Officers.

Under Delaware law, a corporation may indemnify any individual made a party or threatened to be made a party to any type of proceeding, other than an action by or in the right of the corporation, because he or she is or was an officer, director, employee or agent of the corporation or was serving at the request of the corporation as an officer, director, employee or agent of another corporation or entity against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such proceeding: (a) if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation; or (b) in the case of a criminal proceeding, he or she had no reasonable cause to believe that his or her conduct was unlawful. A corporation may indemnify any individual made a party or threatened to be made a party to any threatened, pending or completed action or suit brought by or in the right of the corporation because he or she was an officer, director, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other entity, against expenses actually and reasonably incurred in connection with such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, provided that such indemnification will be denied if the individual is found liable to the corporation unless, in such a case, the court determines the person is nonetheless entitled to indemnification for such expenses. A corporation must indemnify a present or former director or officer who successfully defends himself or herself in a proceeding to which he or she was a party because he or she was a director or officer of the corporation against expenses actually and reasonably incurred by him or her. Expenses incurred by an officer or director, or any employees or agents as deemed appropriate by the board of directors, in defending civil or criminal proceedings may be paid by the corporation in advance of the final disposition of such proceedings upon receipt of an undertaking by or on behalf of such director, officer, employee or agent to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation. The Delaware law regarding indemnification and expense advancement is not exclusive of any other rights which may be granted by Time Warner’s or Home Box Office’s certificate of incorporation or bylaws, a vote of stockholders or disinterested directors, agreement or otherwise.

Under Delaware law, termination of any proceeding by conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that such person is prohibited from being indemnified.

Delaware law permits a corporation to adopt a provision in its certificate of incorporation eliminating or limiting the personal liability of a director, but not an officer in his or her capacity as such, to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except that such provision shall not limit the liability of a director for (a) any breach of the director’s duty of loyalty to the corporation or its stockholders, (b) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (c) unlawful payment of dividends or stock purchases or redemptions or (d) any transaction from which the director derived an improper personal benefit.

Time Warner

Article VI of Time Warner’s by-laws requires indemnification, to the fullest extent permitted under Delaware law or other applicable law, of any person who is or was a director or officer of Time Warner and who is or was involved in any manner or threatened to be made so involved in any threatened, pending or completed investigation, claim, action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was serving as a director, officer, employee or agent of Time Warner or is or was serving at the request of Time Warner as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against all expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such proceeding; provided, however, that the foregoing shall not apply to a director or officer with respect to a proceeding that was commenced by such director or officer except under certain circumstances.

In addition, the Time Warner by-laws provide that all reasonable expenses incurred by or on behalf of a director or officer in connection with any investigation, claim, action, suit or proceeding will be advanced to the director or officer by Time Warner upon the request of the director or officer, which request, if required by law, will include an undertaking by or on behalf of the director or officer to repay the amounts advanced if ultimately it is determined that the director or officer was not entitled to be indemnified against the expenses.

The indemnification rights provided in Article VI of Time Warner’s by-laws are not exclusive of any other right to which persons seeking indemnification may otherwise be entitled.

As permitted by Delaware law, Article VI of Time Warner’s by-laws authorizes Time Warner to purchase and maintain insurance to protect itself and any director, officer, employee and agent against claims and liabilities that such persons may incur in such capacities.

Article IX of Time Warner’s restated certificate of incorporation provides that, to the fullest extent of Delaware law, no Time Warner director shall be liable to Time Warner or its stockholders for monetary damages for breach of fiduciary duty as a director.

Home Box Office

Article VI of Home Box Office’s by-laws requires indemnification, to the fullest extent permitted by applicable law, of any person who is or was a director or officer of Home Box Office and who is or was involved in any manner or threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was serving as a director, officer, employee or agent of Home Box Office or is or was serving at the request of Home Box Office as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorney’s fees) reasonably incurred by such person in connection with such proceeding.

In addition, Home Box Office’s by-laws provide that it shall, to the fullest extent not prohibited by applicable law, pay the expenses (including attorney’s fees) incurred by a director or officer in defending any proceeding in advance of its final disposition, provided however that, to the extent required by law, such payment or expense shall be made only upon receipt of an undertaking by the director or officer to repay the amounts advanced if ultimately it is determined that the director or officer was not entitled to be indemnified against the expenses.

If a claim for indemnification (following the final disposition of an action, suit or proceeding) or advancement of expenses as provided for under Article VI of the Home Box Office by-laws is not paid in full within sixty days of the written claim from the director or officer being received by Home Box Office, the director or officer may file a suit to recover the unpaid amount of such claim (wherein Home Box Office shall have the burden of proving that the director or officer is not entitled to the requested indemnification or advancement of expenses under applicable law) and such director or officer shall, if successful in whole or in part, also be entitled to be paid the expenses of prosecuting such claim.

The indemnification rights provided in Article VI of Home Box Office’s by-laws are not exclusive of any other right to which persons seeking indemnification may otherwise be entitled.

Home Box Office’s obligation, if any, to indemnify or to advance expenses to a director or officer who was serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity shall be reduced by any amount such director or officer may collect as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust, enterprise or nonprofit entity.

Item 16.                        Exhibits.

See “Index to Exhibits” attached to this Registration Statement, which is incorporated herein by reference.

Item 17.                        Undertakings.

(a) The undersigned registrants hereby undertake:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrants pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrants under the Securities Act to any purchaser in the initial distribution of the securities:

The undersigned registrants undertake that in a primary offering of securities of the undersigned registrants pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrants will be sellers to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrants relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrants or used or referred to by the undersigned registrants;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrants or the securities provided by or on behalf of the undersigned registrants; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrants to the purchaser.

(b) The undersigned registrants hereby undertake that, for purposes of determining any liability under the Securities Act, each filing of the registrants’ annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 6th day of April, 2009.

                                TIME WARNER, INC.

                                                    By:  /s/ John K. Martin, Jr.
                                                    Name:  John K. Martin, Jr.
                                                    Title:    Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Jeffrey L. Bewkes	Chairman of the Board and Chief Executive Officer and Director (Principal Executive Officer)	April 6, 2009

* John K. Martin, Jr.	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	April 6, 2009

* Pascal Desroches	Senior Vice President and Controller (Principal Accounting Officer)	April 6, 2009

* Herbert M. Allison	Director	April 6, 2009

* James L. Barksdale	Director	April 6, 2009

* Stephen F. Bollenbach	Director	April 6, 2009

* Frank J. Caufield	Director	April 6, 2009

* Robert C. Clark	Director	April 6, 2009

* Mathias Döpfner	Director	April 6, 2009

* Jessica P. Einhorn	Director	April 6, 2009

* Reuben Mark	Director	April 6, 2009

* Michael A. Miles	Director	April 6, 2009

* Kenneth J. Novack	Director	April 6, 2009

* Richard D. Parsons	Director	April 6, 2009

* Deborah C. Wright	Director	April 6, 2009

By:  /s/ John K. Martin, Jr.
        Name:  John K. Martin, Jr.
            Attorney-In-Fact

* By John K. Martin, Jr. as Attorney-in-Fact.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 6th day of April, 2009.

                                HOME BOX OFFICE, INC.

                                                    By:  /s/ Robert S. Roth
                                                    Name:  Robert S. Roth
                                                    Title:    Executive Vice President and Chief Financial Officer

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* William C. Nelson	Chairman and Chief Executive Officer and Director (Principal Executive Officer)	April 6, 2009
* Robert S. Roth	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	April 6, 2009
* Joseph Tarulli	Senior Vice President and Controller (Principal Accounting Officer)	April 6, 2009

* Thomas M. Woodbury	General Counsel, Executive Vice President, Networks Business Affairs and Director	April 6, 2009

* Jeffrey L. Bewkes	Director	April 6, 2009

By:  /s/ John K. Martin, Jr.
        Name:  John K. Martin, Jr.
            Attorney-In-Fact

* By John K. Martin, Jr. as Attorney-in-Fact.

INDEX TO EXHIBITS

Exhibit Number	Description of Exhibits
4.1*	Form of the First Supplemental Indenture to the 2001 TWX Indenture.
4.2*	Form of the Second Supplemental Indenture to the 1998 HTW Indenture.
4.3*	Form of the Ninth Supplemental Indenture to the 1993 HTW Indenture.
4.4*	Form of the Sixth Supplemental Indenture to the 1992 HTW Indenture.
4.5*	Form of the Sixth Supplemental Indenture to the 1993 TBS Indenture.
4.6**	2001 TWX Indenture (incorporated herein by reference to Exhibit 4 to Time Warner’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2001 (File No. 1-15062)).
4.7**	1998 HTW Indenture (incorporated herein by reference to Exhibit 4 to Historic TW’s Quarterly Report on Form 10-Q for the quarter ended June 30, 1998 (File No. 1-12259)).
4.8**
First Supplemental Indenture to 1998 HTW Indenture, dated January 11, 2001 (incorporated herein by reference to Exhibit 4.2 to Time Warner’s Transition Report on Form 10-K for the period July 1, 2000 to December 31, 2000 (File No. 1-15062)).

4.9**	1993 HTW Indenture (incorporated herein by reference to Exhibit 4.11 to TWCI’s Annual Report on Form 10-K for the fiscal year ended December 31, 1992 (File No. 1-8637)).
4.10**
First Supplemental Indenture to 1993 HTW Indenture, dated June 15, 1993 (incorporated herein by reference to Exhibit 4 to TWCI’s Quarterly Report on Form 10-Q for the quarter ended June 30, 1993 (File No. 1-8637)).

4.11**
Second Supplemental Indenture to 1993 HTW Indenture, dated October 10, 1996 (incorporated herein by reference to Exhibit 4.1 to TWCI’s Quarterly Report on Form 10-Q for the quarter ended September 30, 1996 (File No. 1-8637)).

4.12**
Third Supplemental Indenture to 1993 HTW Indenture, dated December 31, 1996 (incorporated herein by reference to Exhibit 4.10 to Historic TW’s Annual Report on Form 10-K for the fiscal year ended December 31, 1996 (File No. 1-12259)).

4.13**
Fourth Supplemental Indenture to 1993 HTW Indenture, dated December 17, 1997 (incorporated herein by reference to Exhibit 4.4 to Historic TW’s, TWCI’s and TBS’s Registration Statement on Form S-4 (Registration Nos. 333-45703, 333-45703-02 and 333-45703-01) filed with the Commission on February 5, 1998).

4.14**
Fifth Supplemental Indenture to 1993 HTW Indenture, dated January 12, 1998 (incorporated herein by reference to Exhibit 4.5 to Historic TW’s, TWCI’s and TBS’s Registration Statement on Form S-4 (Registration Nos. 333-45703, 333-45703-02 and 333-45703-01) filed with the Commission on February 5, 1998).

4.15**
Sixth Supplemental Indenture to 1993 HTW Indenture, dated March 17, 1998 (incorporated herein by reference to Exhibit 4.15 to Historic TW’s Annual Report on Form 10-K for the fiscal year ended December 31, 1997 (File No. 1-12259)).

4.16**
Seventh Supplemental Indenture to 1993 HTW Indenture, dated January 11, 2001 (incorporated herein by reference to Exhibit 4.17 to Time Warner’s Transition Report on Form 10-K for the period July 1, 2000 to December 31, 2000 (File No. 1-15062)).

4.17**
Eighth Supplemental Indenture to 1993 HTW Indenture, dated February 23, 2009 (incorporated herein by reference to Exhibit 99.2 to Time Warner’s Current Report on Form 8-K filed with the Commission on February 27, 2009).

4.18**	1992 HTW Indenture (incorporated herein by reference to Exhibit 4.10 to TWCI’s Annual Report on Form 10-K for the year ended December 31, 1992 (File No. 1-8637)).
4.19**
First Supplemental Indenture to 1992 HTW Indenture, dated December 15, 1992 (incorporated herein by reference to Exhibit 4.10 to TWCI’s Annual Report on Form 10-K for the year ended December 31, 1992 (File No. 1-8637)).

4.20**
Second Supplemental Indenture to 1992 HTW Indenture, dated January 15, 1993 (incorporated herein by reference to Exhibit 4.10 to TWCI’s Annual Report on Form 10-K for the year ended December 31, 1992 (File No. 1-8637)).

4.21**
Third Supplemental Indenture to 1992 HTW Indenture, dated October 10, 1996 (incorporated herein by reference to Exhibit 4.2 to TWCI’s Quarterly Report on Form 10-Q for the quarter ended September 30, 1996 (File No. 1-8637)).

4.22**
Fourth Supplemental Indenture to 1992 HTW Indenture, dated January 11, 2001 (incorporated herein by reference to Exhibit 4.5 to Time Warner’s Annual Report on Form 10-K for the year ended December 31, 2005).

4.23**
Fifth Supplemental Indenture to 1992 HTW Indenture, dated February 23, 2009 (incorporated herein by reference to Exhibit 99.1 to Time Warner’s Current Report on Form 8-K filed with the Commission on February 27, 2009).

4.24**	Form of 1993 TBS Indenture (incorporated herein by reference to Exhibit 4(a) to TBS’s Registration Statement on Form S-3 (Registration No. 33-62218) filed with the Commission on May 6, 1993).
4.25*	First Supplemental Indenture to 1993 TBS Indenture, dated October 10, 1996.
4.26*	Second Supplemental Indenture to 1993 TBS Indenture, dated December 5, 1997.
4.27*	Third Supplemental Indenture to 1993 TBS Indenture, dated March 17, 1998.
4.28*	Fourth Supplemental Indenture to 1993 TBS Indenture, dated January 11, 2001.
4.29**	Fifth Supplemental Indenture to 1993 TBS Indenture (incorporated herein by reference to Exhibit 99.3 to Time Warner’s Current Report on Form 8-K filed with the Commission on February 27, 2009).
5.1*	Opinion of Cravath, Swaine & Moore LLP regarding validity
12.1*	Computation of ratio of earnings to fixed charges
23.1*	Consent of Independent Registered Public Accounting Firm
24.1*	Power of attorney related to Time Warner
24.2*	Power of attorney related to Home Box Office

*Filed herewith
**Previously filed